Cova Financial Services Life Insurance Company
                                700 Market Street
                            St. Louis, Missouri 63101




TAX SHELTERED ANNUITY ENDORSEMENT

This Endorsement forms a part of the Contract to which it is attached and is effective as of the issue date of the Contract. The following provisions apply to a Contract which is issued under the Internal Revenue Code of 1986, as amended, ("Code") section 403(b). In the case of a conflict with any provision


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in the Contract and any other  Endorsements  or Riders,  the  provisions of this
Endorsement will control. The Contract is amended as follows:

1. Owner. The Owner must be either an organization described in section 403(b)(1)(A) of the Code or an individual employee of such an organization. If the Owner is an organization described in section 403(b)(1)(A) of the Code, then the individual employee for whose benefit the organization has established an annuity plan under section 403(b) of the Code must be the Annuitant under the Contract. If the Owner is an employee of an organization described in section 403(b)(1)(A) of the Code, then such employee must be the Annuitant under the Contract.

2.   The interest of the Annuitant in the Contract shall be nonforfeitable.

3. Non-transferability. Other than in a transaction with the Company, or as provided below, the interest of the Annuitant under this Contract cannot be transferred, sold, assigned, discounted, or used as collateral for a loan or as security for any other purpose. These requirements shall not apply to a "qualified domestic relations order" (as defined in Code section 414(p)).

4. Purchase Payments must be made by an organization described in Code section 403(b)(1)(A), except in the case of a rollover contribution under Code sections 403(b)(8) or 408(d)(3), or a nontaxable transfer from another contract qualifying under Code section 403(b) or a custodial account qualifying under Code section 403(b)(7). All Purchase Payments must be made in cash.

     If Purchase Payments are made pursuant to a salary reduction agreement, the maximum contribution when combined with all other plans, contracts or arrangements may not exceed the amount of the limitation provided for in Code section 402(g). Purchase Payments must not exceed the amount allowed by section 415 and section 403(b) of the Code.

5. Distributions During Annuitant's Life. Distributions under this Contract must commence by April 1 of the calendar year following the later of: (a) the calendar year the Annuitant attains age 70 1/2 or (b) the calendar year in which the Annuitant retires. Payments shall be made over: (a) the life of the Annuitant or the lives of the Annuitant and his or her designated Beneficiary (within the meaning of section 401(a)(9) of the Code); or (b) a period certain not extending beyond the life expectancy of the Annuitant or the joint and last survivor expectancy of the Annuitant and his or her designated Beneficiary.

     If payments under an Annuity Option in the Contract are to be made for a definite or fixed period, said period cannot, at the time payments are to commence, exceed the life expectancy of the Annuitant or, if applicable, the joint and last survivor expectancy of the Annuitant and a designated Beneficiary, nor may it exceed the applicable maximum period under section 1.401(a)(9)-2 of the Proposed Income Tax Regulations.

     Payments must be made in periodic payments at intervals of no longer than one year. In addition, payments must either be nonincreasing or may


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     increase  only as  provided  in Q & A F-3 of section  1.401(a)(9)-1  of the
     Proposed Income Tax Regulations.

     All distributions under this Contract are subject to the distribution requirements of section 403(b)(10) of the Code and will be made in accordance with the requirements of section 401(a)(9) of the Code, including the incidental death benefit requirements of section 401(a)(9)(G) of the Code, and the regulations thereunder, including the minimum distribution incidental benefit requirement of section 1.401(a)(9)-2 of the Proposed Income Tax Regulations.

6. Minimum Distribution Requirements -- After Death. If the Annuitant dies after required distributions under this Contract are deemed to have begun, all amounts payable under this Contract must be distributed to the Beneficiary or to such other person entitled to receive them at least as rapidly as under the method of distribution in effect prior to the Annuitant's death.

     If the Annuitant dies before required distributions have begun, the entire interest will be distributed by December 31 of the calendar year containing the fifth anniversary of the Annuitant's death, except that:

     (a) if the interest is payable to an individual who is the Annuitant's designated Beneficiary, the designated Beneficiary may elect to receive the entire interest over the life of the designated Beneficiary or over a period not extending beyond the life expectancy of the designated Beneficiary, commencing on or before December 31 of the calendar year immediately following the calendar year in which the Annuitant dies; or

     (b) if the designated Beneficiary is the Annuitant's surviving spouse, the surviving spouse may elect to receive the entire interest over the life of the surviving spouse or over a period not extending beyond the life expectancy of the surviving spouse, commencing at any date on or before the later of:

         (i) December 31 of the calendar year immediately following the calendar year in which the Annuitant died; or

        (ii) December 31 of the calendar year in which the Annuitant would have attained age 70 1/2.

         If  the  surviving   spouse  dies  before   distributions   begin,  the
         limitations of this section (without regard to this paragraph (b)) will be applied as if the surviving spouse were the Annuitant.

         An irrevocable election of the method of distribution by a designated Beneficiary who is the surviving spouse must be made no later than the earlier of December 31 of the calendar year containing the fifth anniversary of the Annuitant's death or the date distributions are required to begin pursuant to this paragraph (b). If no election is made, the entire interest will be distributed in accordance with the method of distribution in this paragraph (b).


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     An  irrevocable  election  of the method of  distribution  by a  designated
     Beneficiary who is not the surviving spouse must be made within one year of the Annuitant's death. If no such election is made, the entire interest will be distributed by December 31 of the calendar year containing the fifth anniversary of the Annuitant's death.

     Required distributions under this section are considered to have begun if distributions are made on account of the Annuitant reaching his or her required beginning date or if prior to the required beginning date distributions irrevocably commence to the Annuitant over a period permitted and in an annuity form acceptable under section 1.401(a)(9) of the Proposed Income Tax Regulations. All distributions made after the death of the Annuitant will be made in accordance with section 401(a)(9) of the Code.

7. Life Expectancy Calculations. Life expectancy is computed by use of the expected return multiples in Tables V and VI of section 1.72-9 of the Income Tax Regulations.

     If benefits under the Contract are payable in accordance with the Annuity Options set forth in the Contract, life expectancy will not be recalculated. If required distributions are payable in a form other than under such Annuity Options, life expectancy will not be recalculated unless permitted by the Company and annual recalculation is elected at the time distributions are required to begin (a) by the Annuitant, or (b) for purposes of distributions beginning after the Annuitant's death, by the surviving spouse. Such an election will be irrevocable as to the Annuitant and the surviving spouse, and will apply to all subsequent years.

     The life expectancy of a non-spouse designated Beneficiary (a) may not be recalculated, and (b) will be calculated using the attained age of such designated Beneficiary during the calendar year in which distributions are required to begin pursuant to this Endorsement. Payments for any subsequent calendar year will be calculated based on such life expectancy reduced by one for each calendar year which has elapsed since the calendar year in which life expectancy was first calculated.

8. Annuity Options. All Annuity Options under the Contract must meet the requirements of section 403(b)(10) of the Code, including the requirement that payments to persons other than the Annuitant are incidental. The provisions of this Endorsement reflecting the requirements of sections 401(a)(9) and 403(b)(10) of the Code override any Annuity Option, systematic withdrawal plan or other settlement option which is inconsistent with such requirements.

     If a guaranteed period of payments is chosen under an Annuity Option, the length of the period over which the guaranteed payments are to be made must not exceed the shorter of (a) the Annuitant's life expectancy, or if a Joint Annuitant is named, the joint and last survivor expectancy of the Annuitant and the Joint Annuitant, and (b) the applicable maximum period under section 1.401(a)(9)-2 of the Proposed Income Tax Regulations.

     All  payments  made under a joint and  survivor  Annuity  Option  after the


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     Annuitant's  death while the Joint  Annuitant  is alive must be made to the
     Joint Annuitant.

     Except to the extent Treasury regulations allow the Company to offer different Annuity Options that are agreed to by the Company, only the Annuity Options set forth in the Contract will be available. In the event a Joint Annuitant is named who is not the Annuitant's spouse, the percentage level of payments during the remaining lifetime of the Joint Annuitant can not exceed the amount allowed under section 1.401(a)(9)-2 of the Proposed Income Tax Regulations.

9. Premature Distribution Restrictions. Any amounts in the Contract attributable to contributions made pursuant to a salary reduction agreement after December 31, 1988, and the earnings on such contributions and on amounts held on December 31, 1988, may not be distributed unless the Annuitant has reached age 59 1/2, separated from service, died, become disabled (within the meaning of Code section 72(m)(7)) or incurred a hardship as determined by the organization described in Section 1 of this Endorsement; provided, that amounts permitted to be distributed in the event of hardship shall be limited to actual salary deferral contributions (excluding earnings thereon); and provided further, that amounts may be distributed pursuant to a qualified domestic relations order to the extent permitted by section 414(p) of the Code.

     Purchase payments made by a nontaxable transfer from a custodial account qualifying under section 403(b)(7) of the Code, and earnings on such amounts, will not be paid or made available before the Annuitant dies, attains age 59 1/2, separates from service, becomes disabled (within the meaning of Code section 72(m)(7)), or in the case of such amounts attributable to contributions made under the custodial account pursuant to a salary reduction agreement, encounters financial hardship; provided, that amounts permitted to be paid or made available in the event of hardship will be limited to actual salary deferral contributions made under the custodial account (excluding earnings thereon); and provided further, that amounts may be distributed pursuant to a qualified domestic relations order to the extent permitted by section 414(p) of the Code.

10. Direct Rollovers. The Annuitant subject to the terms of the Contract, may elect to have any portion of an eligible rollover distribution paid directly to an eligible retirement plan specified by the Annuitant. An eligible rollover distribution is any distribution of all or any portion of the balance to the credit of the Annuitant, except that an eligible rollover distribution does not include: any distribution that is one of a series of substantially equal periodic payments (not less frequently than annually) made for the life (or life expectancy) of the Annuitant or the joint lives (or joint life expectancies) of the Annuitant and the Annuitant's Beneficiary, or for a specified period of ten years of more; any distribution required under Code section 401(a)(9); hardship distributions; and the portion of any distribution that is not includible in gross income. An eligible retirement plan is an individual retirement account described in Code section 408(a), an individual retirement annuity described in Code section 408(b), or another Code section 403(b)


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     tax-sheltered  annuity,  that  accepts the  Annuitant's  eligible  rollover distribution. However, in the case of an eligible rollover distribution to the surviving spouse, an eligible retirement plan is only an individual retirement account or individual retirement annuity. A direct rollover is a payment by the Company to the eligible retirement plan specified by the Annuitant or other eligible distributee under the Code.

11. If this Contract is part of a plan which is subject to Title 1 of the Employee Retirement Income Security Act of 1974 ("ERISA"), any payments and distributions under this Contract (whether as income, as proceeds payable at the Annuitant's death, upon partial redemption or full surrender or otherwise), and any Beneficiary designation, shall be subject to the joint and survivor annuity and preretirement survivor annuity requirements of ERISA section 205.

12. The Company will furnish annual calendar year reports concerning the status of the annuity.

13. The Company will not assess a withdrawal charge on required minimum distributions made under Section 5 of this endorsement but only as to amounts required to be distributed from only this Contract.

14. Amendments. The Company may further amend this Contract from time to time in order to meet any requirements which apply to it under Code section 403(b) or ERISA.

Cova Financial Services Life Insurance Company has caused this Endorsement to be signed by its President and Secretary.

Form 7026 (11/00)